CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 98 to Registration Statement No. 033-19338 on Form N-1A of AIM Investment Funds (Invesco Investment Funds) (the “Registration Statement”) of our report dated May 26, 2010, relating to the financial statements and financial highlights of Morgan Stanley Global Dividend Growth Securities (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2010.
We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus of Invesco Global Dividend Growth Securities Fund, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
July 22, 2010